Exhibit 5.3

August 3, 2012

Midco Supply and Equipment Corporation

Black Hills Mining Company, LLC

Big Ridge, Inc.

Illinois Land Holdings, LLC

Century Mineral Resources, Inc.

c/o Peabody Energy Corporation

701 Market Street

St. Louis, Missouri 63101

Ladies and Gentlemen:

We have acted as counsel to Midco Supply and Equipment Corporation, an Illinois corporation (“Midco”), Black Hills Mining Company, LLC, an Illinois limited liability company, (“Black Hills”), Big Ridge, Inc., an Illinois corporation (“Big Ridge”), Illinois Land Holdings, LLC, an Illinois limited liability company (“Illinois Land”) and Century Mineral Resources, Inc., an Illinois corporation (“Century,” and together with Midco, Black Hills, Big Ridge and Illinois Land, each individually an “Illinois Guarantor” and collectively, the “Illinois Guarantors”). We have been asked to render this opinion in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed under the Securities Act of 1933, as amended, by Peabody Energy Corporation, a Delaware corporation (the “Company”) and the Company’s subsidiaries guaranteeing the Exchange Notes (as hereinafter defined) (the “Guarantors”), which subsidiaries include, without limitation, the Illinois Guarantors, relating to the exchange of up to $1,518,821,000 aggregate principal amount of 6.00% Senior Notes due 2018 (the “2018 Exchange Notes”) for any and all of the Company’s outstanding 6.00% Senior Notes due 2018 (the “2018 Outstanding Notes”), and up to $1,339,644,000 aggregate principal amount of 6.25% Senior Notes due 2021 (the “2021 Exchange Notes” and, together with the 2018 Exchange Notes, the “Exchange Notes”) for any and all of the Company’s outstanding 6.25% Senior Notes due 2021 (the “2021 Outstanding Notes” and, together with the 2018 Outstanding Notes, the “Outstanding Notes”). The guarantees issued by the Illinois Guarantors with respect to the Exchange Notes are referred to herein as the (“Guarantees”).

This opinion letter is delivered to the Illinois Guarantors at their request in connection with the filing of the Registration Statement.

In connection with this opinion letter, we have examined and relied upon the following documents:

(a) the indenture dated as of November 15, 2011 (the “Indenture”) among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”);

(b) the Purchase Agreement dated November 7, 2011 (the “Purchase Agreement”) among the parties listed as purchasers therein, the Company and the Guarantors;

(c) the Registration Rights Agreement dated November 15, 2012 (the “Registration Rights Agreement”) among the Company, the initial purchasers named therein, and the Guarantors;

(d) a copy of the Omnibus Secretary’s Certificate of the Guarantors, including, without limitation, the Illinois Guarantors, dated of even date herewith, and the Exhibits thereto supplied to us by the Illinois Guarantors; and

(e) a copy of a certificate of good standing for each of the Illinois Guarantors issued by the Secretary of State of Illinois on August 3, 2012.

In connection with this opinion letter, we have also examined and relied upon the accuracy of original, certified, conformed, photographic, facsimile or electronic copies of such records, agreements, certificates and other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. In all such examinations we have assumed (a) the genuineness of all signatures, (b) the legal capacity of all natural persons executing documents, (c) the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, conformed, photographic, facsimile or electronic copies and the authenticity of the originals of such latter documents, (d) that all certificates and facsimile and telephonic confirmations given by public officials have been properly given and are accurate, and (e) that except for the Guarantees, there are no agreements or undertakings to which any Illinois Guarantor, on the one hand, and any Holder, on the other hand, are parties which would have an effect on the opinions expressed herein. As to all matters of fact (including factual conclusions and characterizations and descriptions of purpose, intention and other state of mind) relevant to such opinions, we have, with your permission, relied solely upon, and assumed the accuracy of, all statements, representations and warranties made in the Guarantees, in the Omnibus Secretary’s Certificate of the Guarantors referenced in the third paragraph of this opinion letter and in other certificates and documents delivered in connection with the transactions contemplated by the Guarantees, and we have made no independent investigation or inquiry with respect to such factual matters.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Illinois and we express no opinion with respect to (a) the applicability to such transactions, or the effect on such transactions, of any other laws, or (b) any matters of municipal or local law which includes charters, ordinances, administrative opinions and rules and regulations of cities, counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the United States federal, state or regional level), or (c) the securities acts or Blue Sky laws of any jurisdiction, including Illinois.

Whenever our opinion herein is indicated to be based on our knowledge, it is limited to the actual current knowledge of the attorneys of our firm who have been actively involved in the transactions contemplated by the Guarantees. Except to the extent expressly set forth herein, however, we have not undertaken any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from our representation of the Illinois Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. Each of the Illinois Guarantors has been incorporated or organized, as applicable, and is validly existing and in good standing as a corporation or limited liability company under the law of the State of Illinois.

2. The Guarantees have been duly authorized by the Illinois Guarantors.

3. The issuance of the Guarantees by the Illinois Guarantors will not violate the organizational documents of the Illinois Guarantors, any statute or any rule or regulation that has been issued pursuant to any Illinois statute or any order known to us issued pursuant to any Illinois statute by any court or governmental agency or body having jurisdiction over the Illinois Guarantors or any of their respective properties.

We express no opinion as to the validity, legally binding effect or enforceability of any provision of the Guarantees, Indenture, Registration Rights Agreement or Purchase Agreement.

The opinion expressed in the third paragraph excludes laws relating to (a) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, redemption, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, (b) state fraudulent transfer and conveyance laws and (c) judicially developed doctrines relevant to any of the foregoing laws.

This opinion letter is rendered to you in connection with the above described transactions. Simpson Thacher & Bartlett LLP is authorized to rely upon this opinion letter in connection with their issuance to the Company of an opinion of even date herewith to be filed as Exhibit 5 to the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement. This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Thompson Coburn LLP